                                                                    EXHIBIT 12.1

Oceaneering International, Inc.
Computation of Ratio of Earnings to Fixed Charges


                                                                           Three
                                                                          Months
                                                                           Ended                Year Ended March 31,
                                                                         June, 30   --------------------------------------------
                                                                           2000       2000     1999     1998     1997     1996
                                                                         ---------  -------- -------- -------- -------- --------
                                                                                               (in thousands)
Fixed Charges:
        (a)    Interest expensed and capitalized                           $ 2,405  $ 7,753  $ 5,891  $ 1,434  $ 3,180  $ 2,607
        (b)    Amortized premiums, discounts and capital
                 expenses related to indebtedness                               38      152       87       --       --       24
        (c)    Estimate of interest within rental expense                      510    1,970    1,568    1,523    1,379    1,303
        (d)    Preference security dividend requirements
                 of consolidated subsidiaries                                   --       --       --       --       --       --
                                                                           -------  -------  -------  -------  -------  -------
                                                                           $ 2,953  $ 9,875  $ 7,546  $ 2,957  $ 4,559  $ 3,934
                                                                           =======  =======  =======  =======  =======  =======
Earnings:
        Added Items:
               (a)   Pretax income from continuing operations
                       before minority interests and income/loss
                       from equity investees                                 3,911   26,746   41,330   35,636   40,904   19,960
               (b)   Fixed charges                                           2,953    9,875    7,546    2,957    4,559    3,934
               (c)   Amortization of capitalized interest                       24       83       18        1       36       --
               (d)   Distributed income of equity investees                     --       --       --       --       --       --
               (e)   Share of pretax losses of equity investees
                       for which charges from which are included in
                       fixed charges                                            --       --       --       --       --       --
                                                                           -------  -------  -------  -------  -------  -------
        Total added items                                                    6,888   36,704   48,894   38,594   45,499   23,894
                                                                           -------  -------  -------  -------  -------  -------

        Subtracted Items:
               (a)   Interest capitalized                                      793    1,817    2,466      797    1,132      321
               (b)   Preference security dividend requirements
                       of consolidated subsidiaries                             --       --       --       --       --       --
               (c)   Minority interest in pretax income of
                       subsidiaries that have not incurred
                       fixed charges                                          (264)     168     (407)      78      254      848
                                                                           -------  -------  -------  -------  -------  -------
        Total subtracted items                                                 529    1,985    2,059      875    1,386    1,169
                                                                           -------  -------  -------  -------  -------  -------
        Earnings as defined                                                $ 6,359  $34,719  $46,835  $37,719  $44,113  $22,725
                                                                           =======  =======  =======  =======  =======  =======
Ratio of earnings to fixed charges                                            2.15     3.52     6.21    12.76     9.68     5.78
                                                                           =======  =======  =======  =======  =======  =======
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